     The Lubrizol Corporation
     29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
EXHIBIT 99.1
News Release

FOR RELEASE:	Immediately
FROM:	Media Contact
Julie Young
440/347-4432
Web Site: www.lubrizol.com
Lubrizol Names Suzanne F. Day as
Corporate Vice President and General Counsel
CLEVELAND, November 9, 2010 — The Lubrizol Corporation (NYSE:LZ) today announces that Suzanne F. Day has been elected corporate vice president and general counsel, replacing Joseph W. Bauer, who is retiring after 25 years with the company. Effective January 3, 2011, Day will assume global responsibility for legal services, directing the corporation’s legal strategy in support of the company’s vision and objectives.
Day joined Lubrizol’s global legal division in 1998 to handle litigation throughout the corporation, eventually heading the litigation and disputes practice section. She has engaged in all phases of trial practice and alternative dispute resolution on behalf of the company. Since becoming a deputy general counsel of the corporation in 2007, Day has led the successful resolution of numerous legal matters for Lubrizol, both inside and outside of the courtroom. Prior to joining Lubrizol, she practiced law at the Cleveland law firm of Calfee, Halter & Griswold LLP. Day has a Bachelor of Arts from the University of Virginia and a Juris Doctor from Case Western Reserve University.
“I am pleased to have Suzanne in this role,” said James L. Hambrick, Lubrizol chairman, president and chief executive officer. “Since joining Lubrizol, she has made significant contributions, combining her litigation knowledge with her understanding of our businesses to successfully resolve legal matters for the company. Like Joe Bauer, Suzanne has a reputation for having strong business judgment as well as being an outstanding lawyer.”
Bauer will retire as Lubrizol’s current longest-serving corporate officer. He joined Lubrizol in 1985 to manage the company’s litigation matters. In 1991, he was named general counsel and was elected as an officer in 1992. He managed the legal affairs of Lubrizol and its wholly owned subsidiaries and affiliates around the world. Prior to joining Lubrizol, Bauer practiced law with Jones Day.
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“In his 25 years, Joe witnessed the company go through an incredible amount of change. With each transition, he significantly contributed to the company’s success by reducing our exposure to legal claims and managing our enterprise risk,” commented Hambrick. “During his tenure he built a legal division based upon an in-house law firm model that decreased the company’s dependency on outside counsel, developing a committed legal team that shares a better understanding of the business, while reducing outside expenses. On behalf of the board and the entire management team, I would like to thank Joe for his years of dedicated service. We greatly appreciate his many contributions and wish him all the best in his retirement.”
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,800 employees worldwide. Revenues for 2009 were $4.6 billion. For more information, visit www.lubrizol.com.
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